Exhibit 99.1

Contact	Scott Montgomery, President & CEO	CORPORATE INVESTOR
	smontgomery@mnbla.com	RELATIONS
	David Brown, Exec VP & CFO	1809 7TH AVENUE, SUITE 1414
	david.brown@mnbla.com	SEATTLE, WA 98101
	310-277-2265	206.388.5785

NEWS RELEASE

NATIONAL MERCANTILE TO DELAY SEC FILINGS;

TICKER SYMBOL TEMPORARILY CHANGING TO MBLAE

Los Angeles, California — August 28, 2006 — National Mercantile Bancorp (Nasdaq: MBLA), the holding company for Mercantile National Bank and South Bay Bank, announced that the Company will request a hearing before the NASDAQ Listing Qualifications Panel in response to the receipt of a NASDAQ Staff Determination letter on August 23, 2006 indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14).  As anticipated, the letter was issued in accordance with NASDAQ procedures due to the delayed filing of the Company’s Form 10-QSB for the quarter ended June 30, 2006.  Pending a decision by the Panel, National Mercantile’s shares will remain listed on the NASDAQ Stock Market.

The Company announced on August 15, 2006 that it will restate its financial statements for 2003, 2004, 2005, and the first quarter of 2006, to conform to recent technical interpretations to the accounting requirements under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.”  The new interpretations disallowed the “short-cut” hedge accounting methodology, which has been widely used throughout the industry, for the Company’s interest rate swap associated with trust preferred securities and its related debentures.

 “We are committed to providing our shareholders with accurate information and a liquid market in which to trade their shares, “ said Scott Montgomery, President and CEO.  “We are making every effort to maintain compliance with all Nasdaq listing requirements and are working to resolve the delay in filing our restated financial statements as quickly as possible.”

An amended Annual Report on Form 10-KSB for the year ended December 31, 2005, and the amended Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, will be filed with the SEC, and will include the restated financial statements and related disclosures.  MBLA will also file the Quarterly Report on Form 10-QSB for the period ended June 30, 2006, as soon as possible.  At this time, no date for filing can be determined due to the complexity of the process and the number of periods involved. Please visit www.nationalmercbancorp.com to view tables for all periods.

ABOUT NATIONAL MERCANTILE BANCORP

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, with offices located in Century City, Encino, Torrance, El Segundo, Costa Mesa and Beverly Hills, all among California’s highest value markets.  The banks’ focus is on business banking with specialty lending expertise in the entertainment, healthcare, professional services, real estate escrow, business and residential construction, property management industries and community-based non-profit organizations.  The company is building a premier business banking franchise with experienced loan officers providing highly personalized service.

In June, National Mercantile announced a merger of equals with FCB Bancorp (OTCBB: FCBA), parent of First California Bank.  The newly formed bank holding company will be named First California Financial Group, Inc., pending all regulatory and shareholder approvals.

This press release contains forward-looking statements about the Company.  Forward-looking statements consist of descriptions of plans or objectives for future operations, products or services, forecasts of revenues, earnings or other measures of economic performance and assumptions underlying or relating to any of the foregoing.  Because forward-looking statements discuss future events or conditions and not historical facts, they often include words such as “believe,” “potential,” “confident,” “encourage or encouraging,” “will be,” “anticipate,” “estimate” or similar expressions.  Do not rely unduly on forward-looking statements.  They give the Company’s expectations about the future and are not guarantees or predictions of future events, conditions or results.  Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update them to reflect changes that occur after that date.  Many factors, most beyond the company’s control, could cause actual results to differ significantly from the Company’s expectations.  These factors include, among other things, changes in interest rates, which affect margins, impact funding sources or alter loan demand; increased competitive pressures; changes in national and local economic conditions; fluctuations in the California real estate markets; changes in fiscal policy, monetary policy, legislative or regulatory environments; changes in the credit quality of the Company’s loan portfolio, the Company’s abilities to realize further efficiencies and achieve growth targets, and finalization of year-end audit results.  These and other factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005.